                                                                     EXHIBIT 2.1

                              TRIAM AUTOMOTIVE INC.



                                     - and -



                              TIERCON HOLDINGS INC.







                            SHARE PURCHASE AGREEMENT

                                  JULY 2, 1998



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               THIS SHARE PURCHASE AGREEMENT is made the 2nd day of July, 1998

BETWEEN:

               TRIAM AUTOMOTIVE INC., a corporation governed by the laws of Ontario, (the "Vendor"),


                                     - and -

               TIERCON HOLDINGS INC., a corporation governed by the laws of Ontario, (the "Purchaser").

RECITALS:

A. The Vendor beneficially owns and controls all of the issued and outstanding shares of TRIAM Automotive Canada Inc., a corporation governed by the laws of Ontario (the "Company").

B. The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor all of the issued and outstanding shares of the Company, on the terms and conditions of this Agreement.

        NOW THEREFORE, the parties agree as follows:


                                    ARTICLE 1
                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 DEFINITIONS - Whenever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms shall have the meanings set out below:

        "AFFILIATE" has the meaning given in the Business Corporations Act (Ontario), as amended from time to time;

        "AGREEMENT" means this Share Purchase Agreement, including all schedules, and all instruments supplementing or amending or confirming this Agreement and references to "ARTICLE" or "SECTION" mean and refer to the specified Article or Section of this Agreement;

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        "AUDITOR" means Ernst & Young, Chartered Accountants;

        "BENEFIT PLANS" means all plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, funded or unfunded, to which the Company is a party to or bound by or under which the Company has any liability or contingent liability, relating to any health, dental, disability, unemployment insurance, vacation pay, severance pay, pay equity, hospital or medical expense programme or pension, retirement, profit sharing, stock bonus or other benefit plan with respect to any of its Employees or former employees, individuals working on contract with it or other individuals providing services to it of a kind normally provided by employees;

        "BOOKS AND RECORDS" means all books and records of the Company, including financial, corporate, operation and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, business reports, plans and projections and all other documents, files, records, correspondence, and other data and information, financial or otherwise, including without limitation, all data and information stored on computer-related media;

        "BUSINESS" means the manufacture of interior and exterior moldings, painted body side and rocker moldings, and enclosure applications carried on by the division of the Company known as the Plastics Division;

        "BUSINESS DAY" means a day, other than a Saturday or Sunday, on which the principal commercial banks located at the City of Toronto are open for business during normal banking hours;

        "CLAIMS" means any claim, demand, action, cause of action, damage, loss, costs, liability or expense, including, without limitation, reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

        "CLOSING" means the completion of the sale to and purchase by the Purchaser of the Purchased Shares under this Agreement;

        "CLOSING DATE" means the 24th day of July, 1998 or such other date as the Parties may agree in writing as the date upon which the Closing shall take place;


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                                      -4-


        "CLOSING STATEMENT" has the meaning given in Section 3.5;

        "CLOSING TIME" means 10 o'clock a .m. Toronto time, on the Closing Date or such other time on such date as the Parties may agree in writing as the time at which the Closing shall take place;

        "COMPANY" means TRIAM Automotive Canada Inc.;

        "COMPETITION ACT APPROVAL" means (a) the issuance of an advance ruling certificate pursuant to section 102 of the Competition Act (Canada) by the Director of Investigation and Research appointed under the Competition Act (Canada) (the "Director") to the effect that he is satisfied that he would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under section 92 of such Act with respect to the transactions contemplated by this Agreement; or (b) that the waiting period under section 123 of the Competition Act (Canada) shall have expired and (i) the Purchaser shall not have been advised in writing by the Director that the Director has determined to make an application for an order under section 92 of the Competition Act (Canada)in respect of the transactions contemplated by this Agreement;
        (ii) the Director shall not have made an application for an order under section 100 of the Competition Act (Canada) in respect of the transactions contemplated by this Agreement (or if made, that such order shall have been rescinded on terms and conditions acceptable to the Purchaser and the Vendor); (iii) to the knowledge of the Purchaser and the Vendor, the Director shall not have commenced an inquiry in respect of such transactions under section 10 of the Competition Act (Canada) (or if commenced, that such inquiry shall have been terminated and any action required to be taken shall be acceptable to the Purchaser and the Vendor); and (iv) to the knowledge of the Purchaser and the Vendor, no application under section 9 of the Competition Act (Canada) has been made to the Director in respect of the transactions contemplated by this Agreement (or if made, that any resulting inquiry shall have been terminated and any action required to be taken shall be acceptable to the Purchaser and the Vendor);

        "CONTRACTS" means all contracts, licences, leases, agreements, commitments, entitlements and engagements of the Company;

        "CONTROL" has the meaning given in the Business Corporations Act (Ontario);

        "EFFECTIVE DATE" means 3 July 1998;


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        "EFFECTIVE DATE BALANCE SHEET" means the statement of assets and liabilities of the Company, as at the Effective Date, together with an unqualified opinion of the Auditor to the effect that the Effective Date Balance Sheet has been prepared in accordance with GAAP consistently applied with those used in the Pro Forma Balance Sheet and presents fairly in all material respects the assets and liabilities of the Company, including the Shareholder Advances, as at the Effective Date;

        "EMPLOYEES" means all persons employed or retained by the Company, including, for greater certainty, those employees on long term disability leave, Workers' Compensation leave, pregnancy or parental leave or any other leave of absence;

        "ENCUMBRANCES" means any pledge, lien, charge, security agreement, lease, title retention agreement, mortgage, encumbrance, option or adverse claim, of any kind or character whatsoever;

        "ENVIRONMENT" means the environment or natural environment as defined in any Environmental Law and includes, without limitation, air, surface, water, ground water, land surface, soil, subsurface strata, a sewer system and the environment in the workplace;

        "ENVIRONMENTAL DISCLOSURE" has the meaning given Section 4.16;

        "ENVIRONMENTAL LAWS" means all Laws relating in full or in part to the protection of the Environment, and includes, without limitation, those Environmental Laws relating to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, release and disposal of Hazardous Substances;

        "GAAP" has the meaning given in Section 1.5;

        "GOVERNMENTAL AUTHORITY" means any government, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof;

        "GOVERNMENTAL AUTHORIZATIONS" means all authorizations, approvals, licenses or permits issued to the Company in connection with the Business by any Governmental

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                                      -6-


        Authorities;

        "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law;

        "LAWS" means all applicable laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, notices, directions, policies, codes of practice and judgements and all common and civil law or other requirements of any Governmental Authority;

        "LEASED PREMISES" means the premises which are the subject of the Real Property Leases;

        "MATERIAL ADVERSE EFFECT" means any event, change or circumstance which individually or in the aggregate materially and adversely affects the Business, business practices, operations, assets, income or financial condition of the Company such that the balance sheet of the Company would be negatively impacted by an amount in excess of $500,000 or such that the Purchaser would be unable to continue to operate the Business after Closing on substantially the same basis as the Business is presently carried on;

        "NOTICE" has the meaning given in Section 11.3;

        "PARTIES" means the Vendor and the Purchaser collectively, and "Party" means any one of them;

        "PERMITTED ENCUMBRANCES" means those Encumbrances set out in Schedule
        1.1;

        "PERSON" means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative;

        "PRO FORMA BALANCE SHEET" means the pro forma balance sheet of the Company, for the period ending April 30, 1998 after giving effect to the Reorganization, a copy of which is annexed as Schedule 4.10;

        "PURCHASE PRICE" has the meaning given in Section 3.1;


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                                      -7-


        "PURCHASED SHARES" means all of the issued and outstanding shares in the capital of the Company;

        "REAL PROPERTY LEASES" means those leases and subleases of real property relating to real property used or occupied by the Company described in
        Schedule 4.15;

        "REORGANIZATION" has the meaning given in Section 2.1;

        "SHAREHOLDER ADVANCES" means all amounts advanced to the Company by the Vendor as shareholder loans or otherwise and reflected in the Books and Records;

        "SHAREHOLDER ADVANCES NOTICE" has the meaning given in Section 2.3;

        "SHAREHOLDERS EQUITY" means, at any time, that amount properly classified as shareholders equity in accordance with GAAP, consistently applied.

        "SHAREHOLDER ADVANCES PRICE" means the amount of the Shareholders Advances as at the Closing Date less the reduction in Shareholders Equity from $1,700,000, being the amount of Shareholders Equity as at 30 April 1998 as reflected on the Pro Forma Balance Sheet, to the amount of Shareholders Equity on the Effective Date;

        "TAX RETURNS" includes, without limitation, all returns, reports, declarations, elections, notices, filings, information returns and statements filed in respect of Taxes; and

        "TAXES" includes, without limitation, all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including, without limitation, those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, use, value-added, excise, stamp, withholding, business, franchising, property, payroll, employment, health, social services, education and social security, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all unemployment insurance, health insurance and Canada, Quebec and other government pension plan premiums.

1.2     CERTAIN RULES OF INTERPRETATION - In this Agreement and the Schedules:

        (a) TIME - time is of the essence in the performance of the Parties' respective obligations;


        (b) CURRENCY - unless otherwise specified, all references to money amounts are to Canadian currency;

        (c) HEADINGS - the descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections;

        (d) SINGULAR, ETC. - the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

        (e) CONSENT - whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent;

        (f) CALCULATION OF TIME - unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day;

        (g) BUSINESS DAY - whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day.

1.3 ENTIRE AGREEMENT - This Agreement together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties including the letter of intent dated June 3, 1998 and confidentiality agreement dated_____ , 1998 and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

1.4 APPLICABLE LAW - This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract.

1.5 ACCOUNTING PRINCIPLES - All reference to generally accepted accounting principles means those principles recommended, from time to time, in the Handbook of the Canadian Institute of Chartered Accountants and all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with Canadian generally accepted accounting principles.

1.6     KNOWLEDGE -

        (a) Any reference to the knowledge of the Vendor shall mean to the best of the knowledge of the Vice President- Finance of the Vendor after making due inquiries of senior management of the Company.

        (b) Any reference to the knowledge of the Purchaser shall mean to the best of the knowledge of the president, chief financial officer and advisors of the Purchaser after making due inquiries. The Purchaser shall be deemed to have knowledge of the written materials provided to or made available to the Purchaser and/or its advisors by the Vendor.

1.7 DISCLOSURE - The Purchaser acknowledges and agrees that any information, matter, circumstance, agreement, document or other thing disclosed in any Schedule to this Agreement shall be deemed to be disclosed in every other Schedule for purposes of the representations and warranties of the Company and the Vendor contained in this Agreement.

1.8 SCHEDULES - The schedules to this Agreement, as listed below, are an integral part of this Agreement:

        Schedule           Description
        --------           -----------

        Schedule 1.1       Permitted Encumbrances
        Schedule 2.1       Reorganization
        Schedule 4.8       Required Consents

        Schedule 4.11      Liabilities
        Schedule 4.10      Pro Forma Balance Sheet
        Schedule 4.14      Restrictive Covenants
        Schedule 4.15      Real Property Leases
        Schedule 4.20      Litigation
        Schedule 7.7       Terms of Strategic Alliance Agreement
        Schedule 8.4       Terms of Non-Competition Agreement
        Schedule 9.7       Contracts with Guarantees by Vendor


                                    ARTICLE 2
                                PURCHASE AND SALE

2.1 PRE-CLOSING TRANSACTION - Immediately prior to the Closing Time, the Vendor shall have completed a reorganization of the Company to transfer out of the Company all assets and liabilities and obligations unrelated to the Business (the "Reorganization") and to effect the changes set out in Schedule 2.1.

2.2     ACTION BY VENDOR AND PURCHASER - At the Closing Time,

        (a) PURCHASE AND SALE OF PURCHASED SHARES - The Vendor shall sell and the Purchaser shall purchase the Purchased Shares for the Purchase Price payable as provided in this Agreement;

        (b) PAYMENT OF PURCHASE PRICE - The Purchaser shall deliver to the Vendor the Purchase Price as provided Section 3.3;

        (c) TRANSFER AND DELIVERY OF THE PURCHASED SHARES - The Vendor shall transfer and deliver to the Purchaser share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record, and shall take such steps as shall be necessary to cause the Company to enter the Purchaser or its nominee(s) upon the books of the Company as the holder of the Purchased Shares and to issue one or more share certificates to the Purchaser or its nominee(s) representing the Purchased Shares.


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                                      -11-



        (d) SHAREHOLDER ADVANCES - The Purchaser shall acquire from the Vendor or cause the Company to repay the Shareholder Advances by payment of the Shareholder Advances Price. For the purposes of Closing, the Shareholder Advances Price shall be an estimated amount calculated from the amounts set out on the Shareholder Advances Notice subject to adjustment by the Closing Statement.

        (e) OTHER DOCUMENTS - The Vendor and Purchaser shall deliver such other documents as may be necessary to complete the transactions provided for herein.

2.3 SHAREHOLDER ADVANCES NOTICE - The Vendor shall deliver written notice of the estimated amount of the Shareholder Advances as at the Closing Date (the "Shareholder Advances Notice") and the Effective Date Balance Sheet no later than 5 Business Days prior to the Closing Date. If the report of the Auditor on the Effective Date Balance Sheet is not available at the time for the delivery of the Shareholder Advances Notice, then the Effective Date Balance Sheet shall be delivered without the report of the Auditor and the report of the Auditor shall be delivered to the Purchaser when it is issued by the Auditor.

2.4 PLACE OF CLOSING - The Closing shall take place at the Closing Time at the offices of Gowling, Strathy & Henderson or at such other place as may be agreed upon by the Vendor and the Purchaser.

                                    ARTICLE 3
                  PURCHASE PRICE AND LOAN PURCHASE OR REPAYMENT

3.1 PURCHASE PRICE - The amount payable by the Purchaser for the Purchased Shares (the "Purchase Price"), exclusive of all applicable sales and transfer taxes, shall be the amount of $45,556,840 less $19,600,000 being the amount of the Shareholder Advances as at April 30, 1998 as reflected in the Pro Forma Balance Sheet.

3.2     DEPOSIT -

        (a) The Vendor acknowledges prior receipt from the Purchaser of a deposit in the amount of $250,000 held by counsel to the Vendor (the "Deposit"). At Closing, the deposit, plus all accrued interest on the Deposit, shall be applied in satisfaction of an equivalent amount of the Purchase Price payable for the Purchased Shares.

        (b) If the transaction contemplated by this Agreement is not completed by reason of the default of the Purchaser, the full amount of the Deposit, plus all accrued interest on the Deposit, shall become the property of and be retained by the Vendor to compensate it for expenses incurred in connection with the transaction contemplated in this Agreement and the delay caused to the Vendor's efforts to sell the Purchased Shares. The entitlement of the Vendor to retain the Deposit in such circumstances shall not limit the Vendor's right to exercise any other rights which the Vendor may have against the Purchaser in respect of such default.

        (c) If the transaction contemplated by this Agreement is not completed for any reason other than the default of the Purchaser, the full amount of the Deposit, plus all accrued interest on the Deposit, shall be returned forthwith by the Vendor to the Purchaser.

3.3 SATISFACTION OF PURCHASE PRICE - At the Closing Time, the Purchaser shall satisfy the Purchase Price as follows:

        (a) as to the amount of the Deposit, plus all accrued interest on the Deposit, by release to the Vendor of such amount by Vendor's counsel; and

        (b) as to the balance of the Purchase Price, by payment of such amount to the Vendor by wire transfer of immediately available funds to an account designated by the Vendor or by the delivery to the Vendor of a certified cheque or bank draft made payable in lawful money of Canada.

3.4 PAYMENT FOR SHAREHOLDER ADVANCES - At the Closing Time, the Purchaser shall pay or cause the Company to repay the Shareholder Advances by payment of the Shareholder Advances Price by wire transfer of immediately available funds to an account designated by the Vendor or by the delivery to the Vendor of a certified cheque or bank draft made payable in lawful money of Canada, in the amount of the Shareholder Advances Price estimated in accordance with Section 2.3 which amount is subject to adjustment in accordance with the Closing Statement.

3.5 DELIVERY OF CLOSING STATEMENT - As soon as reasonably practical after the Closing Date and in any event not later than 45 days thereafter, the Vendor shall prepare and deliver to the Purchaser a closing statement ("Closing Statement") as to the amount of the Shareholder Advances on the Closing Date, verified by its bankers.

3.6 PAYMENT OF ADJUSTED SHAREHOLDER ADVANCES - If there is an adjustment of the amount of Shareholder Advances Price by virtue of the Closing Statement, and if no Objection Notice is given within the 15 day period provided for in Section 3.7(a), the Vendor or the Purchaser, as the case may be, shall, within 5 days following the end of such 15 day period, pay to the other by wire transfer of immediately available funds, certified cheque or bank draft the amount by which the amount of the Shareholder Advances Price is to be adjusted.

3.7     OBJECTION TO EFFECTIVE DATE BALANCE SHEET OR CLOSING STATEMENT -

        (a) DELIVERY OF OBJECTION NOTICE - In the event that the Purchaser objects in good faith to the Effective Date Balance Sheet and/or the Closing Statement, the Purchaser shall so advise the Vendor by delivery to the Vendor of a written notice (the "Objection Notice") within 15 days after the delivery to the Purchaser of the Closing Statement. The Objection Notice shall set out the reasons for the Purchaser's objection as well as the amount under dispute and reasonable details of the calculation of such amount.

        (b) AGREEMENT OF PARTIES - In the event that the Parties agree on a resolution of the dispute set out in the Objection Notice, the Parties shall confirm this resolution in writing and shall thereafter be bound by such resolution.

        (c) ARBITRATION - In the event that the Parties are unable to settle the dispute with respect to the Effective Date Balance Sheet and/or Closing Statement within 30 days after the delivery by the Purchaser to the Vendor of the Objection Notice, the dispute shall forthwith, and in any event within 60 days after the delivery by the Purchaser to the Vendor of the Objection Notice, be referred to an international accounting firm unrelated to either party to be chosen by lot which shall act as the sole arbitrator (the "Arbitrator"). The arbitration and the appointment of the Arbitrator shall, except to the extent provided for in this Section, be conducted in Toronto in accordance with the Arbitration Act (Ontario). The Purchaser and the Vendor shall cooperate in completing any arbitration as expeditiously as possible and the Arbitrator may hire such experts as may appear to be appropriate. All of the costs and expenses of the arbitration shall be borne equally by the Parties or in such other manner as the Arbitrator may determine to be appropriate. Arbitration under this Section shall be in substitution for and precludes the bringing of any action in any court in connection with any objection made by the Purchaser pursuant to this Section.

        (d) DETERMINATION OF ARBITRATOR - The determination of the Arbitrator shall be made within 30 days after the date on which the dispute was referred to it and the determination of the Arbitrator shall be final and binding on all Parties. The Effective Date Balance Sheet and/or the Closing Statement shall be adjusted in accordance with the determination of the Arbitrator.

        (e) PAYMENT IN ACCORDANCE WITH DETERMINATION - Within 5 days after resolution, by agreement of the Parties, of the dispute which was the subject of the Objection Notice or, failing such resolution, within 5 days after the final determination of the arbitration, the Vendor or the Purchaser, as the case may be, shall pay to the other by wire transfer of immediately available funds, certified cheque or bank draft the amount by which the Shareholder Advances Price is to be adjusted as a result of such resolution or final determination.


                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor hereby represents and warrants to the Purchaser, the matters set out below.

4.1 INCORPORATION AND REGISTRATION - The Company is a corporation duly incorporated and validly existing under the laws of the Province of Ontario and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted. The Company is registered, licensed and qualified as an extra-provincial or foreign corporation in all jurisdictions, in which the nature of the business or the property or assets owned or leased by it makes such qualification necessary.

4.2 SUBSIDIARIES - The Company does not own, or have any interest in any shares of any other corporation.

4.3 RIGHT TO SELL - The Vendor is a corporation duly incorporated and validly existing under the laws of the Province of Ontario. The Vendor is or will be on Closing the sole registered and beneficial owner of the Purchased Shares free and clear of all Encumbrances. The Vendor has or will have on Closing the exclusive right to dispose of the Purchased Shares as provided in this Agreement and such disposition will not violate, contravene, breach or offend against in any material respect or result in any default under any material indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, licence, permit or law to which the Vendor is a party or subject or by which the Vendor is bound or affected, except for those violations, contraventions, breaches, offences and defaults which do not prevent the Vendor from transferring the Purchased Shares to the Purchaser in accordance with this Agreement. The Purchased Shares are not subject to the terms of any shareholders' agreement.

4.4 CAPITALIZATION - The authorized and issued share capital of the Company consists of an unlimited number of common shares of which 910,089 common shares have been duly and validly issued and are outstanding as fully paid and non-assessable shares of the Company. No options, warrants or other rights to purchase shares or other securities of the Company and no securities or obligations convertible into or exchangeable for shares or other securities of the Company have been authorized or agreed to be issued or are outstanding.

4.5 TITLE TO THE ASSETS - Except as identified elsewhere in this Agreement, the Company is the sole beneficial and (where its interests are registrable) the sole registered and beneficial owner of all of its assets and interests in assets, real and personal, with good and valid title, free and clear of all Encumbrances other than Permitted Encumbrances. In particular, without limiting the generality of the foregoing, since April 30, 1998 there has been no assignment, subletting or granting of any licence (of occupation or otherwise) of or in respect of any of the Company's assets or any granting of any agreement or right capable of becoming an agreement or option for the purchase of any of the assets other than pursuant to the provisions of, or as disclosed in, this Agreement or pursuant to purchase orders for inventory and tooling in the ordinary course and minor dispositions of fixed assets.

4.6 DUE AUTHORIZATION - The Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been, or prior to Closing will be, duly authorized by all necessary corporate action on the part of the Vendor.

4.7 ENFORCEABILITY OF OBLIGATIONS - This Agreement constitutes a valid and binding obligation of the Vendor enforceable against it in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

4.8 ABSENCE OF CONFLICTING AGREEMENTS - Except for the need for consent under certain of the Contracts for a change of control of the Company on Closing, the Company will not be a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, licence, permit or law which would be violated, contravened, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of this Agreement or any other agreement to be entered into under the terms of this Agreement, or the performance by the Vendor of any of its obligations provided for under this Agreement or any other agreement contemplated herein; except in each case where such violation, contravention, breach, default or Encumbrance would not have a Material Adverse Effect. A list of the material Contracts which require a consent on the change of control of the Company on Closing is set out on Schedule 4.8 to this Agreement.

4.9 REGULATORY APPROVALS - No governmental or regulatory authorization, approval, order, consent or filing is required, other than Competition Act Approval and consents or assignments to the Governmental Authorizations, on the part of the Vendor or the Company, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Vendor's obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

4.10 PRO FORMA BALANCE SHEET - The Pro Forma Balance Sheet has been prepared in accordance with GAAP applied on a basis consistent with those of the preceding period and present fairly the assets, liabilities and financial position of the Company as at April 30, 1998 on a pro forma basis assuming the completion of the Reorganization. Schedule 2.1 sets out all the steps of the transactions required to implement the Reorganization.

4.11 ASSETS AND LIABILITIES - The assets of the Company on the Closing referred to in Section 4.5 hereof comprise all assets necessary to operate the Business in all material respects in the same manner as it has been operated by the Company in the past. The Company does not have any assets or liabilities, except those (a) which are related to the Business and are reflected on the Pro Forma Balance Sheet; (b) which have been acquired or incurred, as the case may be, in the ordinary course of business since April 30, 1998; or (c) which are disclosed in Schedule 4.11.

4.12 NO INDEBTEDNESS - Other than the Shareholder Advances, the Company has no liability or obligation for borrowed money.

4.13 BUSINESS IN COMPLIANCE WITH LAW - To the knowledge of the Vendor, in all material respects the operations of the Company have been and are now conducted in compliance with all applicable Laws of each jurisdiction in which the Company carries on or has carried on business and the Company has not received any notice of any alleged breach of any such Laws; and the Company has all necessary permits, and licences required by the Company to enable it to carry on its business in compliance with applicable Laws; except in each case where failure to comply would not have a Material Adverse Effect.

4.14 RESTRICTIVE COVENANTS - Except as disclosed in Schedule 4.14, the Company is not a party to or bound or affected by any commitment, agreement or document containing any covenant expressly limiting the freedom of the Company to compete in any line of business, transfer or move any of its assets or operations which would have a Material Adverse Effect.

4.15    REAL PROPERTY LEASES -

        (a) The Vendor has provided complete copies of the Real Property Leases, including all amendments thereto and renewals thereof, to the Purchaser.

        (b) The Real Property Leases are valid and subsisting leases, in full force and effect, and enforceable in all material respects in accordance with their terms, and the Company has a good and marketable leasehold interest in the leased premises described therein.

        (c) There are no material ongoing negotiations with respect to the renewal, repudiation or amendment of the Real Property Leases.

        (d) All interests held by the Company as lessee under the Real Property Leases are free and clear of all Encumbrances of any nature and kind whatsoever except for Encumbrances which would not have a Material Adverse Affect.

        (e) To the Vendor's knowledge, all payments required to be made by the Company pursuant to the Real Property Leases have been duly paid and the Company is not otherwise in material default, or with the passing of time or the giving of notice, or both, would be in material default in meeting its obligations under any of the Real Property Leases and the Company has not received any notice from any lessor under the Real Property Leases or other party in that regard.

        (f) To the Vendor's knowledge, the leased premises described in the Real Property Leases comply in all material respects with all applicable municipal laws and zoning by-laws and neither the Company nor the Vendor has received any notification of and is not aware of any outstanding or pending deficiency notice or work order in respect of the leased premises, or any of them, described in the Real Property Leases.

        (g) To the Vendor's knowledge, the lessors under the Real Property Leases are not in material default of their obligations under the Real Property Leases and have completed in all material respects the leased premises as required by the Real Property Leases.

        (h) To the Vendor's knowledge, there are no pending or threatened expropriation, condemnation or similar proceedings against the leased premises, or any of them, described in the Real Property Leases.

        (i) To the Vendor's knowledge, no application has been made for the rezoning of the lands affected by the Real Property Leases and the Vendor is not aware of any pending application for rezoning.

4.16    ENVIRONMENTAL MATTERS -

        (a) The Vendor has delivered or made available to the Purchaser true and complete copies of all audits, evaluations, assessments, studies, tests and reports prepared after 18 February 1998 (the "Environmental Disclosure") dealing with the Environment and/or Environmental Laws.

        (b) The Vendor has all material permits, licences, approvals or Certificates of Approval required pursuant to Environmental Laws for the operations of the Company.

        (c) To the Vendor's knowledge, except as disclosed in the Environmental Disclosure, the Vendor has not used, stored, generated, handled, manufactured, processed, labelled, sold, transported, treated, released or disposed of Hazardous Substances, except in compliance in all material respects with Environmental Laws.

        (d) To the Vendor's knowledge, except as disclosed in the Environmental Disclosure, there have been no releases by the Company of any Hazardous Substance on the Leased Premises, except in compliance in all material respects with Environmental Laws.

        (e) To the Vendor's knowledge, except as disclosed in the Environmental Disclosure, there have been no releases of Hazardous Substances on any property adjoining the Leased Premises, except in compliance in all material respects with Environmental Laws.

        (f) To the Vendor's knowledge, except as disclosed in the Environmental Disclosure, there are no Hazardous Substances in any amount on the Leased Premises which are present in concentrations requiring remediation pursuant to Environmental Laws, including any Guideline of the Canadian Council or Ministry of the Environment Guidelines for Use at Contaminated Sites in Ontario, except in compliance in all material respects with Environmental Laws.

        (g) To the Vendor's knowledge, except as disclosed in the Environmental Disclosure, none of the Vendor or its directors or officers has received any notice of any violations of Environmental Laws and there have been no actions commenced or threatened by any party alleging non-compliance with Environmental Laws and there are no reasonable grounds which would give rise to any claim alleging non-compliance with Environmental Laws.

        (h) To the Vendor's knowledge, except as disclosed in the Environmental Disclosure, none of the Vendor or its directors or officers has received any notice that any of them may be responsible for any containment, clean-up, remediation or corrective action or any work, repairs, construction, or capital expenditures required to be made pursuant to Environmental Laws, including, without limitation, any notice or other communication that they may be a potentially responsible person, a person responsible, or otherwise liable in connection with any Hazardous Substance.

        (i) To the Vendor's knowledge, except as disclosed in the Environmental Disclosure, there are no above-ground or underground storage tanks on the Leased Premises except in compliance in all material respects with Environmental Laws.

        (j) To the Vendor's knowledge, except as disclosed in the Environmental Disclosure, there are no polychlorinated biphenyls (PCBs or PCB waste) on or in any part of the Leased Premises except as may be contained in light ballasts and except in compliance in all material respects with Environmental Laws.

        (k) To the Vendor's knowledge, except as disclosed in the Environmental Disclosure, there are no asbestos containing materials on or in the Leased Premises that are in a condition or state requiring removal, or abatement or management under, or that are otherwise in material violation of applicable Environmental Laws.

        (l) To the Vendor's knowledge, except as disclosed in the Environmental Disclosure, the Vendor has not used any waste disposal site or waste management system or otherwise disposed of or transported or arranged for the transportation of any Hazardous Substances at or to any place or location outside of Canada, except in compliance in all material respects with Environmental Laws.

4.17 EMPLOYMENT AND LABOUR MATTERS - The Vendor has made available all records concerning Employees and copies of all employment plans and notices, employment agreements and collective agreements. There are no written contracts of employment entered into with any Employees or any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law. To the knowledge of the Vendor, the Company has been and is being operated in full material compliance with all Laws relating to the Employees; except where any failure to comply would not result in a Material Adverse Effect.

4.18 PENSION AND OTHER BENEFIT PLANS - The Vendor has no pension plan for the benefit of the Employees. The Vendor has made available to the Purchaser copies or summaries of all Benefit Plans.

4.19 CONTRACTS - To the knowledge of the Vendor, the Contracts are all in good standing and no default exists under such contracts on the part of any of the parties to such Contracts except for a default or defaults which individually or in the aggregate would not have a material adverse effect on the Business; except where such default would not have a Material Adverse Effect.

4.20 LITIGATION - Except as disclosed in Schedule 4.11 or 4.20, there is no suit, action, litigation, investigation, claim, complaint, grievance, prosecution or proceeding, including appeals and applications for review, in progress, or, to the Vendor's knowledge, pending or threatened against or relating to the Company before any court, Governmental Authority, commission, board, bureau, agency or arbitration panel which, if determined adversely to the

Company, would, (a) have a Material Adverse Affect on the properties, business, future prospects or financial condition of the Company, (b) enjoin, restrict or prohibit the transfer of all or any part of the Purchased Shares as contemplated by this Agreement, or (c) prevent the Vendor from fulfilling all of its obligations set out in this Agreement or arising from this Agreement, and the Vendor has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success.

4.21    TAX MATTERS -

        (a) The Company has duly and timely filed its Tax Returns with the appropriate Governmental Authority and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon.

        (b) The Company has duly and timely paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it and the Company has established reserves that are reflected in the Pro Forma Balance Sheet (and that will be reflected on the Effective Date Balance Sheet) that are adequate for the payment by the Company of all Taxes that are not yet due and payable (and that will not be due and payable by the Closing Date) and that relate to periods ending on or prior to the Closing Date. The reserves include amounts for any and all taxes payable as a consequence of implementing the Reorganization.

        (c) The Company has not requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which (i) to file any Tax Return covering any Taxes for which the Company is or may be liable;
                (ii) to file any elections, designations or similar things relating to Taxes for which the Company is or may be liable;
                (iii) the Company is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which the Company is or may be liable.

        (d) The Canadian federal and provincial income and capital tax liabilities of the Company have been assessed by the relevant taxing authorities and notices of assessment have been issued to the Company by the relevant taxing authorities for all taxation years prior to and including the taxation year ended 31 January 1997.

        (e) There are no actions, suits, proceedings, investigations, audits or claims now pending or, to the knowledge of the Vendor, threatened, against the Company in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes, except for an Ontario Ministry of Finance routine audit currently under way with respect to the taxation years ended 31 January 1996 and 31 January 1997.

        (f) The Company has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including, without limitation, any of its employees, officers and directors and any non-resident Person, the amount of all Taxes and other deductions required by any applicable law, rule or regulation to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Authority.

4.22 RESIDENCE OF THE VENDOR - The Vendor is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

4.23 RECORDS- All Books and Records of the Company have been made available to the Purchaser, including those relating to the Reorganization. To the knowledge of the Vendor, the Books and Records contain complete and accurate records of all financial transactions concerning the Company. The minute books include complete and accurate minutes of all meetings of the directors or shareholders of the Company, as applicable, held to date or resolutions passed by the directors or shareholders on consent, since the date of its incorporation. The share certificate book, register of shareholders, register of transfers and register of directors of the Company are complete and accurate.

4.24 NO BROKER - The Vendor has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder's fee or other like payment.


                                    ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Vendor the matters set out below.

5.1 INCORPORATION - The Purchaser is a corporation duly incorporated and validly existing under the laws of Ontario.

5.2 DUE AUTHORIZATION - The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transaction contemplated under this Agreement have been duly authorized by all necessary corporate action of the Purchaser.

5.3 ENFORCEABILITY OF OBLIGATIONS - This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with the terms of this Agreement, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

5.4 ABSENCE OF CONFLICTING AGREEMENTS - The Purchaser is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, license, permit or law which would be violated, contravened or breached by, or under which any default would occur or a lien, claim, restriction or encumbrance would be created as a result of the execution and delivery by it of this Agreement or the performance by it of any of the terms of this Agreement.

5.5 INVESTMENT CANADA - The Purchaser is WTO Investor within the meaning of the Investment Canada Act (Canada).

5.6 LITIGATION - There is no suit, action, litigation, investigation, claim, complaint or proceeding before any Governmental Authority in progress or, to the knowledge of the Purchaser, pending or threatened against or relating to the Purchaser, which, if determined adversely to the Purchaser, would, prevent the Purchaser from paying to the Vendor, the Purchase Price; enjoin, restrict or prohibit the transfer of all or any part of the Purchased Shares as contemplated by this Agreement; or prevent the Purchaser from fulfilling all of its obligations set out in this Agreement or arising from this Agreement, and the Purchaser has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success.

5.7 FINANCING - Subject to completion of due diligence, the Purchaser has made adequate arrangements for financing to complete the purchase of the Purchased Shares on the Closing Date in accordance with this Agreement.

5.8 NO BROKER - Except for the services of the financial advisors to the Purchaser, Newpoint Capital Partners Inc., the Purchaser has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without the intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder's fee or other like payment.


                                    ARTICLE 6
                                    SURVIVAL

6.1     NATURE AND SURVIVAL -

        (a) Subject to subsection (b), all representations, warranties and covenants contained in this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery under this Agreement of any share or security transfer instruments or other documents of title to any of the Purchased Shares and the payment of the consideration for the Purchased Shares.

        (b) Representations and warranties, concerning tax matters set out in Section 4.21 shall survive for a period of 90 days after the relevant authorities shall no longer be entitled to assess liability for tax against the Company for any particular taxation year ended on or prior to the Closing Date, having regard without limitation, to any waivers given by the Company in respect of any taxation year. All other representations and warranties shall only survive for a period of 18 months from the Closing Date. If no claim shall have been made under this Agreement against a Party for any incorrectness in or breach of any representation or warranty made in this Agreement prior to the expiry of these survival periods, such Party shall have no further liability under this Agreement with respect to such representation or warranty.

        (c) Notwithstanding the limitations set out in subsection (b) any Claim which is based on title to the Purchased Shares, intentional misrepresentation or fraud may be brought at any time.


                                    ARTICLE 7
                        PURCHASER'S CONDITIONS PRECEDENT

The obligation of the Purchaser to complete the purchase of the Purchased Shares under this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part).

7.1 TRUTH AND ACCURACY OF REPRESENTATIONS OF VENDOR AT THE CLOSING TIME - All of the representations and warranties of the Vendor made in or pursuant to this Agreement shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and the Purchaser shall have received a certificate from a senior executive of the Vendor, confirming, to the best of his knowledge, information and belief (after due inquiry), the truth and correctness of the representations and warranties of the Vendor.

7.2 PERFORMANCE OF OBLIGATIONS - The Vendor shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement.

7.3 RECEIPT OF CLOSING DOCUMENTATION - All documentation relating to the due authorization and completion of the sale and purchase of the Purchased Shares under this Agreement and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Vendor of its obligations under this Agreement, shall be satisfactory to the Purchaser, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance reasonably satisfactory to the Purchaser.

7.4 OPINION OF SOLICITORS FOR THE COMPANY - The Vendor shall have delivered to the Purchaser a letter of opinion dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, from the solicitors for the Company and the Vendor as to certain matters set out in Sections 4.1, 4.2, 4.3, 4.4, 4.6 and 4.7 provided that, insofar as the opinions expressed therein are based on matters of fact, such opinions may be based upon certificates of an officer of the Vendor, public officials and an officer of the Company and such other evidence as counsel may reasonably deem appropriate.

7.5 COMPETITION ACT APPROVAL - Competition Act Approval shall have been obtained.

7.6 NO PROCEEDINGS - There shall be no injunction or restraining order issued preventing, and no pending or threatened claim, action, litigation or judicial or administrative proceeding, or investigation against any Party by any Governmental Authority, for the purpose of enjoining or preventing the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation thereof is improper or would give rise to proceedings under any statute or rule of law.

7.7 STRATEGIC ALLIANCE AGREEMENT - Decoma Exterior Trim Inc. and the Company shall have executed and delivered a Strategic Alliance Agreement on the terms set out on Schedule 7.7.

7.8 SUBSTANTIAL DAMAGE - No substantial damage by fire or other hazard to the assets of the Company shall have occurred prior to the Closing Time. However, if such damage does occur and is in an amount of less than $5,000,000 and is fully covered by insurance, the amount payable under such insurance shall be applied to repair the damage or retained by the Company and the Parties shall complete the transaction provided for in this Agreement.

7.9 DIRECTORS AND OFFICERS OF THE COMPANY AND SUBSIDIARIES - The Board of Directors of the Company at the Closing Time shall consist of individuals nominated by the Purchaser and there shall have been delivered to the Purchaser on or before the Closing Time the resignations of all individuals who are presently directors or officers of the Company (except to the extent that the Vendor shall have been notified to the contrary by the Purchaser) and duly executed comprehensive releases from each such individual and from the Vendor of all their claims respectively, against the Company except for any claims for current unpaid remuneration.

7.10 SOFTWARE LICENCE - The Company shall have entered into a software licence agreement with respect to the CMS software upon terms and conditions not materially different from those under which such software is now licensed to the Company.

7.11 CONSENTS -The Company shall have obtained any consents required by the Real Property Leases to the sale of the Purchased Shares by the Vendor to the Purchaser.

If any of the foregoing conditions in this Article has not been fulfilled by the Closing Date, the Purchaser may terminate this Agreement by notice in writing to the Vendor, in which event, except as provided in Section 3.2, the Purchaser is released from all obligations under this Agreement, and unless the Purchaser can show that the condition relied upon could reasonably have been performed by the Vendor, the Vendor is also released from all obligations under this

Agreement. However, the Purchaser may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.


                                    ARTICLE 8
                          VENDOR'S CONDITIONS PRECEDENT

The obligations of the Vendor to complete the sale of the Purchased Shares under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived by it in whole or in part).

8.1 TRUTH AND ACCURACY OF REPRESENTATIONS OF THE PURCHASER AT CLOSING TIME - All of the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time and the Vendor shall have received a certificate from a senior executive of the Purchaser confirming to the best of his knowledge, the truth and correctness of such representations and warranties.

8.2 PERFORMANCE OF OBLIGATIONS - The Purchaser shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement.

8.3 COMPETITION ACT APPROVAL - Competition Act Approval shall have been received.

8.4 NON-COMPETITION - The Purchaser and the Company shall have executed and delivered to the Vendor a non-competition agreement on the terms set out on
Schedule 8.4.

8.5 NO PROCEEDINGS - There shall be no injunction or restraining order issued preventing, and no pending or threatened claim, action, litigation or judicial or administrative proceeding, or investigation against any Party by any Governmental Authority, for the purpose of enjoining or preventing the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation thereof is improper or would give rise to proceedings under any statute or rule of law.

8.6 OPINION OF SOLICITORS FOR THE PURCHASER - The Purchaser shall have delivered to the

Vendor a letter of opinion dated the Closing Date, in form and substance reasonably satisfactory to the Vendor from the solicitors for the Purchaser as to certain matters set out in Sections 5.1, 5.2 and 5.3 provided that, insofar as the opinions expressed therein are based on matters of fact, such opinions may be based upon certificates of an officer of the Purchaser and public officials and such other evidence as counsel may reasonably deem appropriate.

8.7 STRATEGIC ALLIANCE AGREEMENT - Decoma Exterior Trim Inc. and the Company shall have executed and delivered a Strategic Alliance Agreement on the terms set out on Schedule 7.7.

8.8 SOFTWARE LICENCE - The Company shall have entered into a software licence agreement with respect to the CMS software upon terms and conditions not materially different from those under which such software is now licensed to the Company.

If any of the foregoing conditions in this Article has not been fulfilled by the Closing Date, the Vendor may terminate this Agreement by notice in writing to the Purchaser, in which event, except as provided in Section 3.2, the Vendor is released from all obligations under this Agreement, and unless the Vendor can show that the condition relied upon could reasonably have been performed by the Purchaser, the Purchaser is also released from all obligations under this Agreement. However, the Vendor may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition in whole or in part or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.


                                    ARTICLE 9
                         OTHER COVENANTS OF THE PARTIES

9.1 CONDUCT OF BUSINESS PRIOR TO CLOSING - During the period from the date of this Agreement to the Closing Time, the Vendor will cause the Company to do the following:

        (a) CONDUCT BUSINESS IN THE ORDINARY COURSE - Except as otherwise contemplated or permitted by this Agreement, conduct its business in the ordinary and normal course, consistent with past practice and regular customer service and business policies and not, without the prior written consent of the Purchaser, enter into any transaction which, if effected before the date of this Agreement, would constitute a breach of the representations, warranties or agreements of the Vendor contained in this Agreement.

        (b) CONTINUE INSURANCE - Continue in force all policies of insurance maintained by the Company and give all notices and present claims under all insurance policies in a timely fashion.

        (c) PERFORM OBLIGATIONS - Comply in all material respects with all Laws affecting the operation of the Company and perform all material obligations under the Contracts.

        (d) APPROVALS - Co-operate with the Purchaser and use all reasonable efforts and diligently pursue obtaining Competition Act Approval.

9.2 ACCESS FOR INVESTIGATION - The Vendor shall permit the Purchaser and its representatives, between the date of this Agreement and the Closing Time, without interference to the ordinary conduct of its business, to have free and unrestricted access during normal business hours to the premises and to all the Books and Records, including information with respect to the Reorganization, and to the properties and assets of the Company and to furnish to the Purchaser such financial and operating data and other information as the Purchaser shall from time to time reasonably request to enable confirmation of the matters warranted in Article 4. Without limiting the generality of the foregoing, it is agreed that the accounting representatives of the Purchaser shall be afforded ample opportunity to make a full investigation of all aspects of the financial affairs of the Company.

9.3 ACTIONS TO SATISFY CLOSING CONDITIONS - Each of the Parties agrees to take all such actions as are within its power to control, and to use its best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with each of the conditions and covenants set forth in Articles 7, 8 or 9 which are for the benefit of any other Party.

9.4 PRESERVATION OF RECORDS - The Purchaser shall take all reasonable steps to preserve and keep the records of the Company delivered to it in connection with the completion of the transactions contemplated by this Agreement for a period of 6 years from the Closing Date, or for any longer period as may be required by any Law or Governmental Authority, and shall make such records available to the Vendor as may be reasonably required by it in connection with a Claim by the Purchaser against the Vendor under this Agreement. The Vendor acknowledges that the Purchaser shall not be liable to the Vendor in the event of any accidental destruction of such records, caused otherwise than by the negligence of the Purchaser.

9.5 STUB PERIOD RETURNS - The Vendor shall cause to be prepared and filed on a timely basis, all Tax Returns for the Company for any period which ends on or before the Closing Date and for which Tax Returns have not been filed as of such date. The Purchaser shall cause to be prepared and filed on a timely basis, all Tax Returns for the Company for periods beginning and ending after the Closing Date. The Vendor and the Purchaser shall cooperate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of any Tax Return, including information with respect to the Reorganization, of the Company for a period ending on, prior to or including the Closing Date and shall preserve such data and other information until the expiration of any applicable limitation period under any applicable law with respect to Taxes.

9.6 NAME - Within 90 days of Closing, the Purchaser shall take steps to change the name of the Company to a name which does not include the name "TRIAM," shall discontinue all use of the name "TRIAM" as and from the Closing Date and shall, as soon as practical after Closing, but in any event not less than 90 days after Closing, change all signage bearing the name "TRIAM." The Purchaser acknowledges that it has no right, title or interest in or to the trade name, trademark or corporate name or style "TRIAM", except as provided for in this Agreement or as the Vendor may otherwise agree.

9.7 GUARANTEES - The Purchaser shall assume from the Vendor the obligations under all guarantees and indemnities by the Vendor of the Real Property Leases or other Contracts of the Company relating to the Business to the extent the same can be assigned. A list of the material guarantees and indemnities of the Vendor is set out on Schedule 9.7 to this Agreement. Whether or not such guarantees, indemnities and obligations are assignable, the Purchaser shall indemnify and save harmless the Vendor from and against any and all liabilities in connection with the operations of the Business both before and after Closing and, in particular, under any guarantee, indemnity or other hold harmless agreement by which the Vendor is bound or under which the Vendor may be liable in connection with the operations of the Business both before and after Closing. The obligation of the Purchaser to indemnify and hold the Vendor harmless under this Section 9.7 shall not extend to any liabilities whose existence constitutes a breach of a representation or warranty made by the Vendor to the Purchaser.

9.8 EMPLOYEE BENEFITS, INSURANCE AND LETTERS OF CREDIT - On or prior to Closing, the Company and the Purchaser shall have made arrangements satisfactory to the Purchaser and the Vendor for (a) the provision of a benefit to Employees reasonably comparable in value to the deferred profit sharing plan of the Vendor which was provided by the Company prior to the acquisition of the Vendor by Magna International Inc., (b) the provision of benefits to the Employees which will replace the Vendor's group wide Benefit Plans and which will, in the aggregate, be equal in all material respects to those Benefit Plans currently provided by the Company, (c) insurance for the Company and the Business, (d) any other service or supply arrangements presently shared by the Company and the Vendor or its Affiliates and (e) the replacement of any outstanding letters of credit with respect to the Company.

9.9 LITIGATION ASSISTANCE - Upon receipt of a written request from the Vendor, the Purchaser shall make available, upon reasonable notice and upon commercially reasonable terms, (a) the services of Marvin Dendekker or any other employee of the Purchaser and (b) copies of all documents of the Company reasonably required by the Vendor in connection with any litigation or proceeding to which the Vendor is a party and which relates to the conduct of the Business prior to Closing.

9.10 U.S. EMPLOYEES - On or prior to Closing, the Purchaser or an Affiliate of the Purchaser shall offer employment to Richard Singh, Christopher Jacobs and Cheryl Miller.

                                   ARTICLE 10
                                 INDEMNIFICATION


10.1 MUTUAL INDEMNIFICATIONS FOR BREACHES OF COVENANTS AND WARRANTY, ETC. - The Vendor covenants and agrees with the Purchaser, and the Purchaser covenants and agrees with the Vendor (the Party or Parties so covenanting and agreeing to indemnify another Party being referred to in this Section as the "Indemnifying Party" and the Party so to be indemnified being called the "Indemnified Party") to indemnify and save harmless the Indemnified Party, effective as and from the Closing Time, from and against all Claims which may be made or brought against the Indemnified Party or which it may suffer or incur, directly or indirectly, as a result of or in connection with any non-fulfilment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement or in any certificate or other document furnished by the Indemnifying Party pursuant to this Agreement. The foregoing obligation of indemnification in respect of such Claims shall be subject to:

        (a) the limitation mentioned in Section 6.1 respecting the survival of the representations and warranties of the Parties;

        (b) the requirement that the Indemnifying Party shall, in respect of any Claim made by any third person, be afforded an opportunity at its sole expense to resist, defend and compromise such Claim;

        (c) the limitation that, for Claims made in connection with any representation or warranty, the Indemnifying Party shall not be required to pay any such amount until the aggregate of such Claims exceeds $500,000 and upon the aggregate of such Claims exceeding $500,000 the Indemnifying Party shall be required to pay the amount owing in respect of all of such Claims exceeding $500,000;

        (d) the limitation that the Indemnified Party shall be required to exhaust all recourse any insurance for the benefit of the Company or the Purchaser prior to making a claim for indemnification; and

        (e) the Purchaser shall have no right to indemnification in respect of a breach of any representation or warranty of the Vendor where the Purchaser had actual knowledge of such breach prior to the Closing including as a result of a disclosure of facts or information constituting such breach having been made to the Purchaser in writing or in documents made available to the Purchaser or its advisors prior to the Closing Time.

10.2 VENDOR INDEMNITY FOR NON-BUSINESS RELATED OBLIGATIONS - The Vendor shall indemnify and save harmless the Purchaser and/or the Company, without duplication, from and against any Claim arising in connection with the matters set out in Schedules 4.11 and 2.1 in accordance with Section 10.4, except that the Purchaser shall not have the rights described in Section 10.4(d).

10.3 PURCHASER INDEMNITY FOR GUARANTEES - The Purchaser shall indemnify and save harmless the Vendor from and against any Claim arising in respect of the guarantees discussed in Section 9.7 in accordance with Section 10.4.

10.4    INDEMNIFICATION PROCEDURES FOR THIRD PARTY CLAIMS -

        (a) In the case of Claims made by a third Party with respect to which indemnification is sought, the Party seeking indemnification shall give prompt written notice, and in any event within 20 days, to the other Party of any such Claims made upon it, provided that in the event of a failure to give such notice, such failure shall not preclude the Party seeking indemnification to obtain such indemnification but its right to indemnification may be reduced to the extent that such delay prejudiced the defense of the Claim or increased the amount of liability or cost of defense and provided that, notwithstanding anything else herein contained, no claim for indemnification in respect of the breach of any representation or warranty contained herein may be made unless notice of such claim has been given prior to the expiry of the survival period applicable to such representation and warranty pursuant to
                Section 6.1.

        (b) The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in subsection (a) to assume the control of the defense, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this
                Section in respect of that Claim.

        (c) Upon the assumption of control of any Claim by the Indemnifying Party as set out in subsection (b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence.

        (d) The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any claim or demand at its own expense.

        (e) The final determination of any Claim pursuant to this Section, including all related costs and expenses, will be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be, of such Claim against the Indemnifying Party.

        (f) Should the Indemnifying Party fail to give notice to the Indemnified Party as provided in subsection (b), the Indemnified Party shall be entitled to make such settlement of the Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Claim shall be binding upon the Indemnifying Party.


                                   ARTICLE 11
                                     GENERAL

11.1 PUBLIC NOTICES - All public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the Vendor and the Purchaser and no Party shall act unilaterally in this regard without the prior approval of the other Party, such approval not to be unreasonably withheld, except:

        (a) in the case of the Vendor for communications made in confidence to the employees of the Company affected by such transactions; or

        (b) where required to do so by law or by the applicable regulations or policies of any provincial or Canadian or other regulatory agency of competent jurisdiction or any stock exchange in circumstances where prior consultation with the other Party is not practicable.

11.2 EXPENSES - Each of the Parties shall pay their respective legal, accounting, and other professional advisory fees, costs and expenses incurred in connection with the purchase and sale of the Purchased Shares and the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses incurred.

11.3 NOTICES - Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (in this Section referred to as a "Notice") shall be in writing and shall be sufficiently given if delivered or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:

        (a)    in the case of a Notice to the Vendor at:

               Magna International Inc.
               337 Magna Drive

               Aurora, Ontario
               L4G 7K1
               Attention:    J. Brian Colburn
                             Executive Vice-President, Special
                             Projects and Secretary
               Fax:          (905) 726-7164

               with a copy to:

               Osler, Hoskin & Harcourt
               P.O. Box 50
               1 First Canadian Place
               Suite 6100
               Toronto, Ontario
               M5X 1B8

               Attention:    Linda D. Robinson
               Fax:          (416) 862-6666


        (b)    in the case of a Notice to the Purchaser at:

               Centrifugal Coaters Inc.
               2125 Wycroft Road
               Oakville, Ontario
               L6L 5L7

               Attention:    Fraser Wray
               Fax:          (905) 827-1512

               with a copy to:

               Gowling, Strathy & Henderson
               4900 Commerce Court West
               Toronto, Ontario M5L 1J3

               Attention:    R. Douglas S. Hunter
               Fax:          (416) 862-7661

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this Section. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

11.4 ASSIGNMENT - This Agreement and the benefits and burdens under this Agreement may be assigned by the Purchaser to an Affiliate. This Agreement and the benefits and burdens under this Agreement may be assigned by the Vendor to Magna International Inc. or to an Affiliate of Magna International Inc. (collectively, "Magna") following the amalgamation or wind-up of the Vendor into Magna. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

11.5 FURTHER ASSURANCES - The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

11.5B FACSIMILE - This Agreement may be executed and delivered by facsimile.

11.6 COUNTERPARTS - This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

        IN WITNESS WHEREOF the Parties have duly executed this Agreement.

                                        TRIAM AUTOMOTIVE INC.

                                             By:



                                        TIERCON HOLDINGS INC.

                                             By: